Exhibit (a)(1)(E)

LETTER TO BROKERS, DEALERS

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

PAR VALUE $0.01 PER SHARE

OF

OAO TECHNOLOGY SOLUTIONS, INC.

AT

$3.15 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON DECEMBER 12, 2003, UNLESS THE OFFER IS EXTENDED.

November 13, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by OAO Technology Solutions, Inc., a Delaware corporation (the “Company”) to act as Information Agent in connection with the Company’s offer to purchase all outstanding shares of its common stock, par value $0.01 per share (the “Shares”), at $3.15 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 13, 2003 (the “Offer to Purchase”) and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated November 13, 2003.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6. A return envelope addressed to the Depositary (as defined below).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 12, 2003, WHICH DATE MAY BE EXTENDED.

Please note the following:

1. OAOT is offering to buy any and all of the outstanding shares of its common stock. The tender offer price is $3.15 net per share in cash, without interest.

2. This tender offer is being made pursuant to an Agreement and Plan of Merger, dated November 5, 2003, by and among Terrapin Partners Holding Company LLC (“TP HoldCo”), Terrapin Partners Subsidiary LLC (“TP Sub”), TP Sub’s wholly-owned subsidiary, TP Merger Sub, Inc., and OAOT (the “Merger Agreement”).

3. Although the tender offer is being made to all holders of OAOT common stock, TP HoldCo and its affiliates will not tender any OAOT shares pursuant to the tender offer. TP HoldCo is the beneficial owner of approximately 51% of the outstanding OAOT shares through TP Sub.

4. The board of directors of OAOT, based on the unanimous recommendation of a special committee of independent directors formed to evaluate the tender offer and other factors described in this Offer to Purchase, has unanimously approved the tender offer upon the terms and conditions set forth herein. Notwithstanding such approval, none of OAOT, its board of directors or the special committee thereof makes any recommendation regarding whether you should tender or refrain from tendering your shares. The board of directors of OAOT has approved the Merger Agreement and recommended adoption of the Merger Agreement by the stockholders of OAOT if required by applicable law. See “Special Factors—Background of the Offer” of the Offer to Purchase.

5. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 12, 2003, UNLESS THE OFFER IS EXTENDED.

6. The Offer is conditioned upon, among other things, the tender of at least a majority of the outstanding Shares held by the unaffiliated stockholders (excluding, for such purposes, shares beneficially owned by TP HoldCo and its affiliates and the directors and officers of the Company) (the “Majority of the Minority Condition”). The Offer is also subject to the other conditions set forth in the Offer to Purchase. The Company reserves the right to waive any of the conditions, other than the Majority of the Minority Condition and the Solvency Opinion Condition (as defined in the Offer to Purchase), or any of the other conditions to the tender offer described in Section 10, “The Offer—Certain Conditions of the Offer,” of the Offer to Purchase.

7. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

8. Notwithstanding any other provision of the Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares) into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3, “Procedure for Tendering Shares,” of the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

In order to take advantage of the Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book- entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, “Procedure for Tendering Shares,” of the Offer to Purchase.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions and requests for additional copies of the enclosed material may be directed to Morrow & Co., Inc. the Information Agent for the Offer, at (212) 754-8000, or call toll-free at (800) 654-2468.

Very truly yours,

OAO TECHNOLOGY SOLUTIONS, INC.

TERRAPIN PARTNERS HOLDING COMPANY LLC

TERRAPIN PARTNERS SUBSIDIARY LLC

TP MERGER SUB, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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